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                                                                  Exhibit 99.2


FOR IMMEDIATE RELEASE

Contact:
(COMPANY)                                   (CORPORATE COMMUNICATIONS)
Barbara Duncan                              Kathleen Eppolito
Chief Financial Officer                     Scientia Communications, Inc.
DOV Pharmaceutical, Inc.                    (718) 281-1809
(201) 968-0980



          DOV PHARMACEUTICAL, INC. ANNOUNCES FIRST QUARTER 2003 RESULTS

Hackensack, NJ, May 15, 2003. DOV Pharmaceutical, Inc. (Nasdaq: DOVP) today announced results for the first quarter ending March 31, 2003.

FIRST QUARTER 2003 PERFORMANCE

For the first quarter of 2003, the Company reported a net loss of $2.6 million, or $0.18 per share, compared with $3.9 million, or $0.79 per share, for the comparable period last year. The per share amounts for the first quarter of 2003 take into account the 5 million additional shares outstanding as a result of the Company's initial public offering completed on April 30, 2002, and the 4.5 million shares issued upon automatic conversion in the IPO of the series C and series D preferred stock. At March 31, 2003, cash and cash equivalents and marketable securities totaled $56.7 million.

The decrease in net loss for the first quarter was primarily the result of an increase of $2.3 million in deferred revenue recognized due to the termination of the license agreement with Biovail (described below) offset by an increase in the Company's operating expenses of $2.4 million for the first quarter of 2003 as the Company advanced its products through clinical and preclinical trials and toxicology studies, incurred a licensing fee on the termination of the Biovail relationship, added new employees to support its expanded operations and increased its general and administrative expenses to support public company administration. The Company reported a decrease in interest expense of $474,000 in the first quarter of 2003 primarily due to a decrease of non-cash interest expense of $495,000 related to the beneficial conversion feature of the promissory notes issued to Elan. The Company also reported a decrease in other income (expense), of $559,000 primarily due to a decrease in the estimated value of warrants to be issued as part of a settlement for the class action lawsuit by shareholders, which resulted in other income of $504,000.

In March 2003, the Company entered into a separation agreement with Biovail that provided for the return of its December 2000 patent for the immediate and controlled release of diltiazem and termination of the 2001 exclusive license agreement with Biovail for development of the DOV compound for the treatment of angina and hypertension. As the separation agreement ends the Company's performance obligations, it recognized the remaining deferred revenue, totaling $3.0 million as of December 31, 2002, as revenue in the first quarter of 2003.

RECENT HIGHLIGHTS:

APRIL 2003

The Company:

o Received a court order approving the proposed settlement with plaintiffs in the class action shareholder lawsuits filed following its initial public offering. Pursuant to the settlement agreement the Company will pay to the class members, inclusive of their attorney fees and costs, $250,000 and issue them 500,000 six-year warrants to purchase its common stock at a $10.00 exercise price.




  433 Hackensack Ave., Hackensack, NJ 07601 (201) 968-0980; (201) 968-0986-fax
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o    Reached agreement with the primary carrier of its directors and officers'
     insurance policy such that the carrier has paid to the Company $1.6 million in settlement for the shareholder's class action lawsuit as described above and also agreed to provide directors' and officers ` insurance for the next three years at predetermined premiums.

o    Filed additional patent applications for ocinaplon and bicifadine.


MAY 2003

o    Received notice of allowance for composition of matter patent for DOV
     102,677.

o Received notice from its licensee Neurocrine that the second phase 3 trial of its indiplon immediate release formulation for chronic primary insomnia showed a statistically significant improvement on the primary endpoint of improved latency to persistent sleep (LPS) compared to placebo. The double-blind U.S. study in 200 adult patients also showed no differences in next-day residual sedation compared to placebo. Both 10 and 20 mg doses were well tolerated, and there were no serious adverse events. Neurocrine has entered into a development and commercialization agreement with Pfizer for indiplon.

o Initiated a phase 1a clinical trial for DOV 21,947 a clinical candidate for treatment of depression.


"These are very exciting times for DOV," said Dr. Arnold Lippa, Chief Executive Officer of DOV Pharmaceutical. "With the settlement of the class action suits, we believe we have put behind us the last negative vestiges of last year's initial public offering. In this last quarter, we have built upon the clinical development groundwork begun last year by expanding the phase 3 confirmatory clinical trial for bicifadine to over 350 patients who have completed dosing. We have also expanded our clinical pipeline by initiating a phase 1 program for DOV 21,947, a potential antidepressant that has come out of our in-house research program." He added, "We look forward to continued advancements, and building additional value for our shareholders."

DOV is a biopharmaceutical company focused on the discovery, in-licensing, development and commercialization of novel drug candidates for central nervous system and other disorders, including cardiovascular and urological, that involve alterations in neuronal processing. The Company has six product candidates in clinical trials addressing therapeutic indications with significant unmet needs.

Statements in this press release that are not historical facts constitute forward -looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, each as amended, including statements regarding our expectations with respect to the progress of and level of expenses for our clinical trial programs. You can also identify forward-looking statements by the following words: may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology. We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain or even relatively confident. Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control. Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

o demonstrate the safety and efficacy of product candidates at each stage of development;

o    meet our development schedule for our product candidates;




433 Hackensack Ave., Hackensack, NJ 07601 (201) 968-0980; (201) 968-0986-fax   2

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o    meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;

o meet obligations and achieve milestones under our license and other agreements;

o    obtain collaborations as required with pharmaceutical partners;

o    obtain substantial additional funds;

o    obtain and maintain all necessary patents or licenses; and

o produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

Other factors that may cause our actual results to differ materially from our forward-looking statements include the fact that we or the FDA may suspend one or more of our clinical trials, patient recruitment may be slower than expected or patients may drop out of our clinical trials and our success depends on the performance of our licensees and collaborative partners who among other things may not fulfill their obligations to us. You should also refer to the risks discussed in our other filings with the Securities and Exchange Commission including those contained in our annual report on Form 10-K filed on March 31, 2003. We qualify all our forward-looking statements by these cautionary statements. There may be other factors that may materially affect our forward-looking statements and our future results. Readers should not, therefore, place undue reliance on our forward-looking statements. We do not undertake any obligation and do not intend to update any forward-looking statement.




433 Hackensack Ave., Hackensack, NJ 07601 (201) 968-0980; (201) 968-0986-fax   3

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                            DOV PHARMACEUTICAL, INC.
                         CONSOLIDATED BALANCE SHEET DATA


                                                        December 31, 2002      March 31, 2003
                                                        -----------------      --------------
                                                           (Unaudited)          (Unaudited)
Cash and cash equivalents.............................     $37,859,573          $32,425,850
Marketable securities.....,,..........................      22,486,051           24,271,339
Working capital.............,,........................      54,113,719           52,453,921
Total assets..................,,......................      66,150,447           58,619,239
Long-term debt........................................      13,800,321           14,066,491
Total stockholders' (deficit) equity..................      40,759,359           38,920,417



                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  THREE MONTHS ENDED
                                                                       MARCH 31,
                                                              -------------------------
                                                                2002            2003
                                                               ------          ------
                                                                   (Unaudited)
Revenue..............................................           $708,297     $2,968,750
Operating expenses:
   Royalty and licensing expense.....................                 --      1,000,000
   General and administrative expense................            818,803      1,255,353
   Research and development expense..................          2,251,730      3,260,457
                                                             -----------    -----------
      Loss from operations...........................        (2,362,236)    (2,547,060)
Loss in investment in DOV Bermuda....................          (247,614)             --
Interest income......................................             61,228        237,094
Interest expense.....................................          (910,585)      (436,258)
Other income (expense), net..........................          (422,702)        135,968
                                                             -----------    -----------
Total consolidated net loss..........................       $(3,881,909)   $(2,610,256)
                                                            ===========    ===========

Basic and diluted net loss per share.................            $(0.79)        $(0.18)
                                                            ===========    ===========

Weighted average shares used in computing basic and
   diluted net loss per share........................          4,894,238     14,476,825





433 Hackensack Ave., Hackensack, NJ 07601 (201) 968-0980; (201) 968-0986-fax   4